Exhibit 99.1
For Immediate Release

For information contact:
Yvonne Donaldson	Bob Joyce
BindView Corporation	Financial Dynamics
1-713-561-4023	1-617-747-3620
yvonne.donaldson@bindview.com	bjoyce@fd.us-com
BindView Announces Financial Results for Third Quarter of 2005
     HOUSTON — Nov. 3, 2005 — BindView Corporation (NASDAQ:BVEW), a leading provider of IT security compliance solutions, today announced results for the third quarter ended Sept. 30, 2005. Financial results were in line with updated estimates issued on Oct. 3, 2005.
     Revenues for the third quarter of 2005 were $17.7 million compared with $17.2 million in the third quarter of 2004. License revenues for the third quarter of 2005 were $8.5 million, up 8 percent from $7.8 million in the third quarter of 2004. Services revenues for the third quarter of 2005 were $9.2 million, down slightly from $9.4 million in the third quarter of 2004. Services revenues were comprised of maintenance revenues of $8.2 million, up from $7.7 million in the third quarter of 2004, and professional services revenues of $1.0 million, down from $1.7 million in the same quarter of the preceding year.
     Operating costs and expenses for the second quarter of 2005 were $16.0 million, down 7 percent from $17.2 million in the third quarter of 2004. Operating costs and expenses for the third quarter of 2005 included expenses of approximately $0.4 million related to the Company’s previously announced acquisition by Symantec and a $0.4 million reduction in the Company’s restructuring expenses.
     Net loss for the third quarter of 2005 was $0.1 million ($0.00 per share), compared with a net loss of $2.6 million ($0.05 per share) in the third quarter of 2004.
     At Sept. 30, 2005, the Company’s cash and short-term investments (including $2.25 million of restricted cash) were $30.9 million, compared with $34.9 million at Dec. 31, 2004. At Sept. 30, 2005, the Company had no outstanding debt.
Planned Acquisition by Symantec
     On Oct. 3, 2005, the Company announced it had entered into an agreement to be acquired by Symantec Corporation (NASDAQ:SYMC) for approximately $209 million. Under terms of the agreement, each outstanding share and share equivalent of the Company’s common stock will be purchased for $4.00 in cash. The transaction is, among other things, subject to the approval of the Company’s shareholders, and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
Third Quarter Highlights
Regulatory Compliance Summit — Marking the third anniversary of the enactment of The Sarbanes-Oxley Act, the Company conducted a panel on the state of regulatory compliance at the National Press Club in Washington, D.C., featuring industry notables including former SEC Chairman Arthur Levitt.
Security Compliance Council — Joined forces with the Computer Security Institute and The Institute of Internal Auditors to form the Security Compliance Council, a new organization dedicated to developing metrics that provide performance measurements for meeting IT security compliance requirements.
New e-Learning Services — Announced the availability of new e-learning services, accompanied by a fixed-price licensing model for its complete coursework portfolio.
Advanced Regulatory Report Views — Added significant enhancements to the Compliance Center product suite. The new reports map regulatory mandates — including Sarbanes-Oxley, FISMA, HIPAA, Basel II and GLBA — to industry-accepted frameworks using the Center for Internet Security’s Level-1 and Level-2 Benchmarks.
General Mills Selects BindView — Announced that General Mills, a leading global manufacturer and marketer of consumer foods products, selected BindView to help meet its IT security compliance requirements.
Key Relationship with TCS — Announced a strategic alliance with Mumbai-based Tata Consultancy Services, with terms that call for TCS to use the Company’s Compliance Center and bv-Control product portfolios to perform comprehensive assessments of customer environments to determine their IT security compliance posture.
New Version of Compliance Center — Announced significant additions to its flagship compliance portfolio, including support for Oracle, SQL Server and Microsoft Exchange capabilities.
Additions to Vulnerability & Configuration Management Portfolio — Announced bv-Control for Internet Security 8.1, which provides administrators with a comprehensive view of the network that helps to identify and remediate exposures, and detects both applications and devices present on corporate networks.
Item 5. About BindView
     BindView Corporation is a global provider of IT security compliance software. BindView solutions remove barriers that limit an organization’s ability to cost effectively demonstrate due care and maintain compliance with IT security policies and regulatory mandates. BindView policy compliance; vulnerability and configuration management; and directory and access management software combine best-practices knowledge with automated controls to reduce risk and protect IT assets at the lowest cost across users, systems, applications and databases in multi-platform environments. More than 20 million licenses have shipped to 5,000 companies worldwide, spanning all major business segments and the public sector. Contact BindView via e-mail at info@bindview.com, on the web at http://www.bindview.com, and at 1-713-561-4000 or 1-800-749-8439.
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Statements in this news release not based on historical fact are “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as the risk factors and other matters described from time to time in BindView’s Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission, including without limitation the time required for large transactions to close and the general willingness of customers to make investments in information technology.

BindView Development Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

(i)	(iii)		(v)
(vi)	(viii) Three Months Ended		(xi) Nine Months Ended
	(ix) September 30,		(xii) September 30,
	2005	2004	2005	2004
Revenues:
Licenses	$8,479	$7,849	$21,950	$22,409
Services	9,173	9,377	27,860	27,529

	17,652	17,226	49,810	49,938

Cost of revenues:
Licenses	219	393	573	723
Services	1,689	2,251	5,807	5,992

	1,908	2,644	6,380	6,715

Gross profit	15,744	14,582	43,430	43,223
Operating costs and expenses:
Sales and marketing	9,670	9,621	28,658	28,540
Research and development	4,294	5,647	13,488	15,619
General and administrative	2,131	1,922	6,465	5,844
Restructuring	(433)	—	709	149
Merger	383	—	383	—

	16,045	17,190	49,703	50,152

Operating loss	(301)	(2,608)	(6,273)	(6,929)
Other income, net	310	151	832	357

Income (loss) before income taxes	9	(2,457)	(5,441)	(6,572)
Provision for income taxes	69	129	162	273

Net loss	$(60)	$(2,586)	$(5,603)	$(6,845)

Loss per share — basic and diluted	$(0.00)	$(0.05)	$(0.12)	$(0.14)

Number of shares used to calculate per Share amounts, basic and diluted	47,486	47,274	47,660	47,345

BindView Development Corporation
Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30,	December 31,
	2005	2004
Cash and cash equivalents	$25,300	$25,666
Cash — restricted	2,250	2,250
Short term investments	3,315	6,974
Accounts receivable, net	8,655	14,657
Other	2,263	1,634

Total current assets	41,783	51,181

Property and equipment, net	6,279	6,664
Investments and other	577	709

Total assets	$48,639	$58,554

Accounts payable	$2,323	$3,023
Accrued liabilities	3,784	5,307
Accrued compensation	3,526	3,603
Deferred revenues	13,405	11,963

Total current liabilities	23,038	23,896

Deferred revenues	1,864	2,707
Other	1,141	1,824

Common stock	1	1
Additional paid-in capital	106,827	106,244
Accumulated deficit	(82,919)	(77,316)
Deferred stock compensation and other	(2,507)	(920)
Accumulated other comprehensive income	1,194	2,118

Total shareholders’ equity	22,596	30,127

Total liabilities and shareholders’ equity	$48,639	$58,554

Common shares outstanding	48,666	47,849